As filed with the Securities and
               Exchange Commission on March  24, 1998

                        Registration No. 333-


                 SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549


                              FORM S-8


                    REGISTRATION STATEMENT UNDER
                     THE SECURITIES ACT OF 1933


                         S&T BANCORP, INC.
          (Exact name of issuer as specified in its charter)



Pennsylvania	                                   25-1434426
(State or other jurisdiction of	               (I.R.S. Employer
incorporation or organization)	                 Identification No.)
800 Philadelphia Street
Indiana, Pennsylvania 	                         15701
(Address of Principal 	                        (Zip Code)
Executive Offices)



              	S&T BANCORP, INC. Amended and Restated 1992
                           INCENTIVE STOCK PLAN
                         	(Full title of the plan)

	                              Robert E. Rout
                         	Chief Financial Officer
                            	S&T Bancorp, Inc.
                         	800 Philadelphia Street
                       	Indiana, Pennsylvania 15701
                             	(724) 465-4825
                 	(Name, address, including zip code, and
                  	telephone number, including area code,
                          	of agent for service)

                	     Copy to:  Robert B. Ott, Esquire
	                               Arnold & Porter
	                          555 Twelfth Street, N.W.
	                          Washington, D.C.  20004
                              	(202) 942-5055

CALCULATION OF REGISTRATION FEE
[CAPTION]

		                                Proposed
Title of		                        Maximum	   Proposed
Securities	        Amount	        Offering	  Aggregate
To Be	             To Be	         Price Per	 Offering	  Amount of
Registered	        Registered	    Share*	    Price*	    Fee

Common Stock,	     1,000,000	     $53.06	 $53,060,000 $15,652.70
$2.50 Par	         Shares
Value

    In addition, pursuant to Rule 416(c) under the Securities
Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.


* Estimated solely for the purpose of calculating the registration fee pursuant to Securities Act Rule 457(c) and(h), on the basis of the average of the high and low sale prices of the registrant's Common Stock on the Nasdaq National Market on March 18, 1998, which date is within 5 business days prior to the date of the filing of this Registration Statement, as reported by The Wall Street Journal.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

	The following documents filed by S&T Bancorp, Inc. (the
"Corporation" or the "Registrant") with the Securities and Exchange Commission ("Commission") are hereby incorporated herein by reference:

	(a)	the Corporation's Annual Report on Form 10-K for the
fiscal year ended December 31, 1997;

	(b)	all other reports filed by the Corporation pursuant to
Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), subsequent to December 31, 1997; and

	(c)	the description of the Corporation's Common Stock
contained in the Corporation's Registration Statement pursuant to Section 12(g) of the Exchange Act, and any amendment or report filed for the purposes of updating such description.

	All documents filed by the Corporation after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and
15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all of the Corporation's Common Stock offered hereby has been sold or which withdraws from registration such Common Stock then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

	Not applicable.

Item 5.  Interests of Named Experts and Counsel.

	The consolidated financial statements of the Corporation incorporated by reference in the Corporation's Annual Report
(Form 10-K) at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon appearing and incorporated by reference elsewhere herein which, as to the years December 31, 1996 and 1995 are based in part on the report of S.R. Snodgrass, independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

	Arnold & Porter, Washington, D.C., has delivered its legal opinion that the shares of the Corporation's Common Stock offered pursuant to the S&T Bancorp, Inc. 1992 Incentive Stock Plan
(the "1992 Plan") have been duly authorized by the Corporation and that the shares, when issued upon the exercise of stock options or stock appreciation rights in accordance with their terms, for the legal consideration of not less than $2.50 per share, will be validly issued, fully paid and nonassessable, when issued upon the achievement of the conditions specified in an award of incentive shares and for the legal consideration of not less than $2.50 per share, will be validly issued, fully paid and nonassessable and when issued upon the award of restricted stock, in accordance with its terms, and for legal consideration of not less than $2.50 per share, will be validly issued, and upon the lapse of the restrictions provided under such award will be fully paid and nonassessable.

Item 6.  Indemnification of Directors and Officers.

	Section 1741 of the Pennsylvania Business Corporation Law of
1988 (PBCL) permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a representative of the corporation or was serving in a similar capacity for another enterprise at the request of the corporation.

	Section 1743 of the PBCL provides that to the extent that a representative of the corporation has been successful in defending any such proceeding, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

	With respect to a proceeding by or in the right of the corporation, Section 1742 of the PBCL provides that such person may be indemnified against expenses (including attorneys' fees) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. The statute further provides, however, that no indemnification is allowed in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court in which the action was brought, or the appropriate Pennsylvania Court of Common Pleas, upon application, determines that he is entitled to indemnification under the circumstances. With respect to both third party actions and actions brought by or in the right of the corporation, the representative may be indemnified against judgments, fines, and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful, notwithstanding the outcome of the proceeding. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case by majority vote of a quorum of directors not parties to the proceeding, by written opinion of independent legal counsel, or by the shareholders, that the defendant met the applicable standard of conduct described above.

	The Pennsylvania statutes permit a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding provided the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. A corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

	Pennsylvania law also provides that the above rights shall not be deemed exclusive of other rights of indemnification or advancement of expenses under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Corporation's Bylaws provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of Pennsylvania as in effect at the time of such indemnification, and permit indemnification of directors and officers in situations where such indemnification is not mandatory pursuant to the laws of Pennsylvania. The
Corporation has purchased directors' and officers' liability insurance covering certain liabilities which may be incurred by its officers and directors in connection with the performance of their duties.

	As provided in Article 17 of the 1992 Plan, in addition to such other rights of indemnification as they may have as directors or as members of the committee responsible for the administration of the Plan (the"Committee"), the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the 1992 Plan or any option, stock appreciation right, restricted stock or incentive shares granted or awarded under the 1992 Plan, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Corporation.

	The foregoing descriptions are general summaries only.
Reference is made to the full text of the Corporation's
Articles ofIncorporation and Bylaws incorporated herein by reference.

Item 7.  Exemption from Registration Claimed.

	Not applicable.

Item 8.  Exhibits.

	The exhibits listed on the Index of Exhibits on page II-10 of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 9.  Undertakings.

	The undersigned Registrant hereby undertakes:

	1.	To file, during any period in which offers or sales are
being made, a post-effective amendment to the Registration
Statement:


         (i)     To include any prospectus
                 required by Section 10(a)(3)
                 of  the Securities Act of 1933,
                 as amended; (the "Securities Act").

         (ii)    To reflect in the prospectus any facts
                 or events arising after the effective
                 date of the Registration Statement
                 (or the most recent post-effective
                 amendment thereof) which, individually
                 or in the aggregate, represent a
                 fundamental change in the information
                 set forth in the Registration
                 Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement

         (iii)   To include any material information
                 with respect to the plan of
                 distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
                 Statement;

		                         Provided, however, that paragraphs
                (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

	2.	That, for the purpose of determining any liability under
the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

	3.	To remove from registration by means of a post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering;

	4.	That, for purposes of determining any liability under the
Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

	5.	Insofar as indemnification for liabilities arising under the
Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered and the Commission remains of the same opinion, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

	SIGNATURES


	Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indiana, State of Pennsylvania, on the 24th day of March, 1998.



S&T BANCORP, INC.




By: /s/ James C. Miller

				James C. Miller
				President and
				Chief Executive Officer



                   Pursuant to the requirements of the
Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



                    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James C. Miller, James G. Barone and Robert E. Rout and each of them (with full power of each of them to act alone), his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission
(or any other governmental or regulatory authority) a Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, with all exhibits and any and all documents required to be filed with respect thereto, relating to 1,000,000 additional shares of the Corporation's common stock authorized to be issued or sold pursuant to the Corporation's Amended and Restated 1992 Incentive Stock Plan, granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has, with full power of substitution and resubstitution, hereunto set his hand as of the date specified.


Signature	              Title	                            Date

Principal Officers:

/s/ James C. Miller     President and 	                   March 16, 1998
James C. Miller	        Chief Executive Officer
                        (Principal Executive Officer)

/s/ James G. Barone	    Executive Vice President and	     March 16, 1998
James G. Barone	        Secretary/Treasurer

/s/ Robert E. Rout	     Senior Vice President and	        March 16, 1998
Robert E. Rout          Chief Financial Officer
                        (Principal Accounting
                        Officer)

Directors:

/s/ Thomas A. Brice    	Director	                         March 16, 1998
Thomas A. Brice

/s/ Forrest L. Brubaker	Director	                         March 16, 1998
Forrest L. Brubaker

/s/ James L. Carino	    Director	                         March 16, 1998
James L. Carino

/s/ John J. Delaney     Director	                         March 16, 1998
John J. Delaney

/s/ Robert D. Duggan	   Director and 	                    March 16, 1998
Robert D. Duggan	       Chairman

/s/ Thomas W. Garges	   Director	                         March 16, 1998
Thomas W. Garges, Jr.

/s/ William J. Gatti	   Director	                         March 16, 1998
William J. Gatti

/s/ Ruth M. Grant      	Director                          March 16, 1998
Ruth M. Grant

/s/ Jeffrey Grube	      Director	                         March 16, 1998
Jeffrey D. Grube

/s/ Herbert L. Hanna   	Director	                         March 16, 1998
Herbert L. Hanna

/s/ Frank W. Jones	     Director                          March 16, 1998
Frank W. Jones

/s/ Joseph A. Kirk     	Director	                         March 16, 1998
Joseph A. Kirk

/s/ Samuel Levy	        Director	                         March 16, 1998
Samuel Levy

/s/ James C. Miller	    President,	                       March 16, 1998
James C. Miller	        Chief Executive Officer
                       	and Director

/s/ Alan Papernick     	Director	                         March 16, 1998
Alan Papernick

/s/ W. Parker Ruddock	  Director	                         March 16, 1998
W. Parker Ruddock

/s/ Myles D. Sampson	   Director	                         March 16, 1998
Myles D. Sampson

/s/ Charles A.Spadafora Director	                         March 16, 1998
Charles A. Spadafora

/s/ Christine J.Toretti Director	                         March 16, 1998
Christine J. Toretti

     Pursuant to the requirements of the Securities Act of 1933, the Committee which administers the S&T Bancorp, Inc. Amended and Restated 1992 Incentive Stock Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Indiana, Commonwealth of Pennsylvania on March 16, 1998.



/s/ Samuel Levy
Samuel Levy, Chairman

/s/ Thomas A. Brice
Thomas A. Brice

/s/ Thomas W. Garges
Thomas W. Garges, Jr.

/s/ Christine J. Torretti
Christine J. Toretti

/s/ W/ Parker Ruddock
W. Parker Ruddock

INDEX OF EXHIBITS



Exhibit 4.1	Provisions of Articles of Incorporation of S&T
            Bancorp, Inc. defining the rights of security holders, incorporated herein by reference to Exhibit No. 19 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1991 and Exhibit 4.1 to the Corporation's Registration Statement on Form S-3 filed November 22, 1991, (File No. 33-44164).

Exhibit 4.2	S&T Bancorp, Inc. Amended and Restated 1992
            Incentive Stock Plan, filed herewith.

Exhibit 5	  Opinion of Arnold & Porter with respect to the
            legality of the Common Stock being registered, filed herewith.

Exhibit 23.1	Consent of Ernst & Young, Independent Auditors,
             filed herewith.

Exhibit 23.2	Consent of Arnold & Porter.  Contained in their
             opinion filed as Exhibit 5 hereto.

Exhibit 23.3 Consent of S.R. Snodgrass, A.C., Independent Auditors,
             filed herewith.

Exhibit 24 Powers of Attorney of certain officers and directors of the Corporation. Included in the signature pages of the Registration Statement at page II-7.

EXHIBIT 5


March 24, 1998




S&T Bancorp, Inc.
800 Philadelphia Street
Indiana, PA  15701

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-8 ("Registration Statement") of S&T Bancorp, Inc., a Pennsylvania corporation ("S&T"), with respect to 1,000,000 shares of $2.50 par value common stock of S&T ("S&T Common Stock") which are to be offered or sold pursuant to the S&T Bancorp, Inc. Amended and Restated 1992 Incentive Stock Plan (the "Plan").

     We have been requested to furnish an opinion to be included as Exhibit 5 to the Registration Statement. In connection with rendering the opinions set forth in this letter, we have examined such corporate records of S&T and have made such investigation of matters of fact and law and examined such other documents as we deem necessary for rendering the opinions hereinafter expressed.

     The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

     A. We have assumed without verification the genuineness of all signitures on all documents, the authority of the parties executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

     B. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

     C. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of S&T or of the shareholders of S&T that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

     D. We have assumed without verification the accuracy and completeness of all corporate records made available to us by S&T.

     E. We express no opinion as to the effect or application of any laws or regulations other than the Pennsylvania Business Corporation Law of 1988 as in effect on this date. As to matters governed by the law specified in the foregoing sentence, we have relied exclusively on the latest standard compilation of such statute as reproduced in commonly accepted unofficial publications available to us. We note that we are not members of the bar of the Commonwealth of Pennsylvania.

     Based upon such examination and investigation and upon the assumption that there will be no material changes in the documents we examined and the matters investigated, we are of the opinion that the shares of S&T Common Stock included in the Registration Statement have been duly authorized by S&T and that, when issued upon the excercise of stock options or stock appreciation rights, in accordance with their terms, for the legal consideration of not less than $2.50 per share, will be validly issued, fully paid and nonassessable, when issued upon the achievement of the conditions specified in an award of incentive shares and for the legal consideration of not less than $2.50 per share, will be validly issued, fully paid and nonassessable and when issued upon the award of restricted stock, in accordance with its terms, and for legal consideration of not less than $2,50 per share, will be validly issued, and upon the lapse of the restrictions provided under such award will be fully paid and nonassessable.

     This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,



/s/ Arnold & Porter

Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS



	We consent to the reference to our firm under the caption
"Interests of Named Experts and Counsel" in the Registration
Statement on Form S-8 pertaining to the S&T Bancorp, Inc.
Amended and Restated 1992 Incentive Stock Option Plan and to the incorporation by reference therein of our report dated
January 16, 1998, with respect to the consolidated financial statements of S&T Bancorp, Inc. and subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the year ended
December 31, 1997, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Pittsburgh, Pennsylvania
March 23, 1998

EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Registration Statement of S&T Bancorp, Inc. on Form S-8 of our report dated February 10, 1997 (as it relates to the financial statements of Peoples Bank of Unity for the years ended December 31, 1996 and 1995) appearing in the Annual Report on Form 10-K of S&T Bancorp, Inc. for the year ended December 31, 1997.

We also consent to the reference to our firm under Item 5 in such Registration Statement.



/s/ S.R.Snodgrass, A.C.

Wexford, Pennsylvania
March 23, 1998